EXHIBIT 4.2

Twin Hospitality Group Inc.

DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Twin Hospitality Group Inc., a Delaware corporation (“we”, “us”, “our” or our “Company”), has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•our Class A Common Stock, par value $0.0001 per share (our “Class A Common Stock”).

The following description of our Class A Common Stock, and our Class A Common Stock, par value $0.0001 per share (our “Class B Common Stock”, and together with our Class A Common Stock, our “Common Stock”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which are filed as exhibits to our most recently filed Annual Report on Form 10-K and are incorporated by reference herein, and by reference to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). We encourage you to read our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, and the applicable provisions of the DGCL for additional information.

Authorized Shares

Our authorized capital stock consists of an aggregate of 112,870,000 shares of capital stock, par value $0.0001 per share, of which:

•2,870,000 shares are designated as Common Stock; and

•10,000,000 shares are designated as preferred stock.

Our Common Stock is subdivided into two series consisting of:

(i)100,000,000 shares designated as Class A Common Stock; and

(ii)2,870,000 shares designated as Class B Common Stock.

Each of our Class A Common Stock and Class B Common Stock is deemed to be a separate series of Common Stock for any and all purposes under the DGCL.

Common Stock

We have two series of authorized Common Stock, which is our Class A Common Stock and our Class B Common Stock. The rights of the holders of our Class A Common Stock and our Class B Common Stock are identical, except with respect to voting, transfer, and conversion rights.

Voting Rights

Each outstanding share of our Class A Common Stock is entitled to one vote on all matters submitted to a vote of our stockholders. Each outstanding share of our Class B Common Stock is entitled to 50 votes on all matters submitted to a vote of our stockholders. Directors are elected by a plurality of the votes entitled to be cast. Our stockholders do not have cumulative voting rights. As a result, the holders of shares of our Common Stock having a majority of the voting rights can elect all of the directors then standing for election. Except as otherwise provided in our Amended and Restated Certificate of Incorporation or as required by law, all matters to be voted on by our stockholders, other than matters relating to the election and removal of directors, will be approved if votes cast in favor of the matter exceed the votes cast opposing the matter at a meeting at which a majority of the outstanding shares entitled to vote on such matter is represented in person or by proxy. The holders of our Class A Common Stock and the holders of our Class B Common Stock generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by the DGCL or our Amended and Restated Certificate of Incorporation. The DGCL could require holders of our Class A Common Stock or holders of our Class B Common Stock to vote separately in the following circumstances:

•if we were to seek to amend our Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•if we were to seek to amend our Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Quorum

The holders of a majority of the total voting power of our issued and outstanding capital stock, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.

Dividends

Holders of our Class A Common Stock will be entitled to receive dividends when and if declared by the Board of Directors of our Company (our “Board of Directors”) out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation, Dissolution, and Winding-Up

Upon our liquidation, dissolution, or winding-up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

Other Rights and Preferences

Holders of shares of our Class A Common Stock have no pre-emptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to our Class A Common Stock. Our Class A Common Stock will not be subject to further calls or assessment by us. All outstanding shares of our Class A Common Stock are fully paid and non-assessable. The rights, preferences, and privileges of the holders of shares of our Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Listing

Our Class A Common Stock is listed for trading on the Nasdaq Global Market under the symbol “TWNP”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is VStock Transfer, LLC.

Anti-Takeover Provisions in the DGCL, our Amended and Restated Certificate of Incorporation, and our Amended and Restated Bylaws

Certain provisions of the DGCL, our Amended and Restated Certificate of Incorporation, and our Amended and Restated Bylaws may have the effect of discouraging others from attempting hostile takeovers, and/or preventing changes in the composition of our Board of Directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Section 203 of the DGCL

Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers, and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with such person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Under our Amended and Restated Certificate of Incorporation, we explicitly opt out of these provisions for so long as FAT Brands Inc. (“FAT Brands”) owns at least 15% of the total voting power of our Common Stock. If FAT Brands owns less than 15% of the total voting power of our Common Stock, we will be subject to Section 203 of the DGCL and, as a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws

The below are provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that could deter hostile takeovers or delay or prevent changes in control of our management team.

Dual Class Stock

Our Amended and Restated Certificate of Incorporation provides for a dual class Common Stock structure, which will provide the holder of our Class B Common Stock (FAT Brands) with the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of significant corporate transactions.

Preferred Stock

Under our Amended and Restated Certificate of Incorporation, our Board of Directors has the authority, without any further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, with rights and preferences, including voting rights, designated by our Board of Directors. The existence of authorized but unissued shares of preferred stock generally enables our Board of Directors to render more difficult or to discourage any attempt to obtain control of our Company through a merger, tender offer, proxy contest, or other means.

Removal of Directors

Our Amended and Restated Certificate of Incorporation provides that, subject to the rights of any series of preferred stock to remove directors elected by such series of preferred stock, if any, any individual director or our entire Board of Directors may be removed from office at any time by the affirmative vote of our stockholders holding at least a majority of the total voting power of all of our then-outstanding shares of capital stock entitled to vote generally on the election of directors, voting together as a single class.

Board of Director Vacancies

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws authorize only our Board of Directors to fill any vacancies on our Board of Directors, including newly created vacancies, provided that, until FAT Brands’ holdings in our Common Stock are reduced so that it no longer maintains a majority of the total voting power of our Common Stock, any vacancies on our Board of Directors caused by stockholder action may only be filled by stockholder action. Additionally, the number of directors constituting our Board of Directors is permitted to be set only by a resolution adopted by a majority of our Board of Directors. These provisions will prevent a stockholder from increasing the size of our Board of Directors and then gaining control of our Board of Directors by filling the resulting vacancies with its own nominees, and will generally make it more difficult to change the composition of our Board of Directors.

Stockholder Action by Written Consent

Our Amended and Restated Certificate of Incorporation provides that, for so long as FAT Brands holds a majority of the total voting power of our Common Stock, any action required or permitted to be taken by our stockholders at a duly called annual or special meeting of our stockholders may be effected by consent in writing by the holders of our outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If FAT Brands holds less than a majority of the total voting power of our Common Stock, any action required or permitted to be taken by our stockholders will have to be effected at a duly called annual or special meeting of our stockholders, and may not be effected by our stockholders by written consent without a meeting.

Special Meetings of the Stockholders

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by our secretary upon the written request of a majority of our Board of Directors, the chairperson of our Board of Directors, or our Chief Executive Officer, thus prohibiting stockholders from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal, or to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Choice of Forum

Our Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any of our current or former directors, officers, employees, agents, or stockholders to us or our stockholders, (iii) any action asserting a claim against us or any of our current or former directors, officers, employees, agents, or stockholders arising out of or relating to any provision of the DGCL, our Amended and Restated Certificate of Incorporation, or our Amended and Restated Bylaws, (iv) any action or proceeding to interpret, apply, enforce, or determine the validity of our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against us or any of our current or former directors, officers, employees, agents, or stockholders governed by the internal affairs doctrine of the State of Delaware. This choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or the respective rules and regulations thereunder. Additionally, our Amended and Restated Certificate of Incorporation also provides that the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Our Amended and Restated Certificate of Incorporation provides that neither the exclusive forum provision nor the federal forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act.

Furthermore, our Amended and Restated Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the foregoing provisions; provided, however, that stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The forum selection provisions in our Amended and Restated Certificate of Incorporation may impose additional litigation costs on our stockholders in pursuing any such claims, particularly if such stockholders do not reside in or near the State of Delaware. Moreover, the forum selection provisions in our Amended and Restated Certificate of Incorporation may limit the ability of our stockholders to bring a claim or action in a forum that they find favorable for disputes with us or our directors, officers, employees, or agents, which may discourage such lawsuits against us and our directors, officers, employees, and agents even though such a claim or action, if successful, might benefit our stockholders. The Court of Chancery of the State of Delaware may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring such action, and such judgments may be more or less favorable to us than our stockholders.

Amendment of our Amended and Restated Certificate of Incorporation

Except as otherwise provided in our Amended and Restated Certificate of Incorporation, we reserve the right to amend and repeal any provisions contained in our Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of our stockholders will be subject to this reservation.